Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2014 (this “Agreement”), among Solar New HoldCo Limited, a private limited company incorporated under the laws of England and Wales (“New Holdco”), STERIS Corporation, an Ohio corporation (“Fire”), Solar U.S. Holding Co., a Delaware corporation and wholly owned subsidiary of New Holdco (“Fire Holdings”), Solar US Parent Co., a Delaware corporation and indirect wholly owned subsidiary of New Holdco (“Fire US”) and Solar U.S. Merger Sub Inc., an Ohio corporation and indirect wholly owned subsidiary of New Holdco (“Merger Sub”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in the Press Announcement, New Holdco will acquire all of the issued and to be issued ordinary shares of 0.625 pence each in the capital of Star plc, a public company limited by shares and incorporated and existing under the laws of England and Wales with registered address at Chancery House 190 Waterside Road, Hamilton Industrial Park, Leicester LE5 1QZ, United Kingdom (“Star”) pursuant to a scheme of arrangement under Part 26 of the Companies Act, as such scheme of arrangement may be revised, amended or extended from time to time (the “Star Acquisition”);

WHEREAS, the Star Acquisition is conditioned upon, among other things, this Agreement being duly adopted by the affirmative vote of the holders of a majority of the outstanding Shares (as defined below) entitled to vote on such matter at a meeting of holders of Shares duly called and held for such purpose in accordance with applicable laws and the articles of incorporation and regulations of Fire;

WHEREAS, in connection with the Star Acquisition, Merger Sub shall be merged with and into Fire (the “Merger”), with Fire continuing as the surviving corporation, and Fire shall become a direct wholly owned subsidiary of Fire US, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Fire has approved the Merger, approved and declared advisable this Agreement, and resolved to recommend to its shareholders the adoption of this Agreement;

WHEREAS, the directors of each of Fire Holdings, Fire US and Merger Sub have determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Fire Holdings, Fire US and Merger Sub, respectively; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Fire and the separate corporate existence of Merger Sub shall thereupon cease. Fire shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of Fire with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Ohio General Corporation Law, as amended (the “OGCL”).

Section 1.2 Closing. Subject to Section 7.4, and subject to the prior satisfaction or waiver of the condition set forth in Section 6.1(a), unless otherwise mutually agreed in writing among Fire, New Holdco and Star, the closing for the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz at 51 West 52nd Street, New York, NY, 10019, on the day (the “Closing Date”) that is as soon as reasonably practicable following (and to the extent possible, immediately following or, failing that, to the extent possible on the same day as) the satisfaction of the condition set forth in Section 6.1(b) in accordance with this Agreement.

Section 1.3 Effective Time. On the Closing Date, substantially concurrently with the Closing, Fire and Merger Sub will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Ohio as provided in the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later time as may be agreed upon by the parties hereto and Star in writing and set forth in the Certificate of Merger in accordance with the OGCL (the “Effective Time”).

Section 1.4 Approval by Merger Sub. Concurrently with the execution and delivery of this Agreement by the parties hereto, the sole directors of each of Fire US and of Merger Sub adopted this Agreement and approved the Merger, in accordance with the OGCL, by written consent, and deliver a copy of such written consent to each of the parties hereto.

Section 1.5 Capitalization of New Holdco. Immediately prior to the Star Acquisition becoming Effective, the number of issued and outstanding shares of New Holdco (the “New Holdco Shares”) shall not exceed 500,000 ordinary shares of £0.10 or such other amount as FIRE approves.

ARTICLE II

Certificate of Incorporation of Surviving Corporation; Regulations

Section 2.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Law.

Section 2.2 Regulations. The parties hereto shall take all actions necessary so that the regulations of Fire in effect immediately prior to the Effective Time shall be the regulations of the Surviving Corporation (the “Regulations”) until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers

Section 3.1 Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the terms of the Charter and the Regulations.

Section 3.2 Officers. The officers of Fire at the Effective Time shall be the officers of the Surviving Corporation, and shall continue to hold such positions until their resignation or removal in accordance with the terms of the Charter and the Regulations.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

Section 4.1. The Subscription. Immediately prior to the Effective Time, Fire US will subscribe for a number of New Holdco Ordinary Shares equal to the Subscription Shares (as defined herein) in consideration of payment to New Holdco of the Holdco Aggregate Amount (as defined herein), which payment may be satisfied in cash, one or more notes evidencing indebtedness of Fire US or of its affiliates, or any combination thereof. The Subscription

Shares shall not be delivered to or entered in the name of Fire US, but shall be allotted and delivered on behalf of Fire US as instructed by Fire US in accordance with Section 4.3 hereof.

Section 4.2 Merger Consideration.

(a) Conversion of Fire Shares. At the Effective Time, each share of common stock, no par value per share, of Fire (each a “Share”) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall, by virtue of the Merger and without any action on the part of New Holdco, Star, Fire US or Merger Sub or the holders of any Shares, be converted into, and thereafter only evidence, the right to receive, without interest, one (1) validly issued and fully paid New Holdco ordinary share (such shares the “New Holdco Ordinary Shares” and such consideration per Share, collectively with the right to receive cash in lieu of fractional shares pursuant to Section 4.11, the “Merger Consideration”) and all such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing Shares (a “Certificate”) or non-certificated Share represented by book-entry (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any distribution or dividend payable pursuant to Section 4.5.

(b) Cancellation of Excluded Shares. All Treasury Shares and all Shares that are owned of record by Fire US or Merger Sub as of immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and shall cease to exist at the Effective Time, with no consideration being paid with respect thereto.

(c) Cancellation of Merger Sub Shares. The entire share capital of Merger Sub issued and outstanding immediately prior to the Effective Time (1) shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and (2) shall be cancelled and shall cease to exist.

Section 4.3 Exchange Agent.

(a) Exchange Agent. Prior to the Effective Time, New Holdco, Fire US or Merger Sub shall designate a bank or trust company reasonably acceptable to Star to act as the exchange agent in connection with the Merger (the “Exchange Agent”).

(b) Exchange Fund. As of the Effective Time, New Holdco shall (i) allot to the holders of Shares (other than Excluded Shares), a number of New Holdco Ordinary Shares equal to (x) the Subscription Shares plus (y) an aggregate number of New Holdco Ordinary Shares equal to the total number of New Holdco Ordinary Shares required to be delivered as Merger Consideration less the Subscription Shares, which allotment shall be conditional only upon compliance with Section 4.4, and (ii) for the benefit of holders of Shares (other than Treasury Shares), deposit with the Exchange Agent, such number of New Holdco Ordinary Shares. Each New Holdco Ordinary Shares deposited with the Exchange Agent shall be in non-certificated book-entry form. Section 4.3(b)(i) above notwithstanding , the parties will endeavor to permit, to the extent reasonably practicable, allotment and issue of the New Holdco Ordinary Shares referred to in Section 4.3(b)(i) at the Effective Time to the Exchange Agent as nominee for the holders of Shares (other than Excluded Shares) at such time, in which case the transfer of legal title to the New Holdco Ordinary Shares to such holders shall be conditional only upon compliance by those holders with Section 4.4. In addition, New Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time from and after the Effective Time, any dividends or other distributions payable pursuant to Section 4.5 with respect to the New Holdco Ordinary Shares with a record and payment date prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.11 (such New Holdco Ordinary Shares, together with the amount of any dividends or other distributions payable with respect thereto and cash in lieu of fractional shares, being hereinafter referred to as the “Exchange Fund”).

Section 4.4 Certificated Shares. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate, (a) a letter of transmittal (which shall notify holders of the effectiveness of the Merger and specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof as provided in Section 4.8) to the Exchange Agent), and (b) instructions for effecting the surrender of the Certificates (or affidavit of loss in lieu thereof as provided in Section 4.8) to the Exchange Agent in exchange for delivery of the Merger Consideration therefor. Upon surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.8) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such instructions, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor: (x) New Holdco Ordinary Shares in non-certificated book-entry form representing the New Holdco Ordinary Shares into which the Shares represented by such holder’s Certificates were converted pursuant to Section 4.2, and the Certificates so surrendered shall forthwith be cancelled, and (y) a check in an amount of United States dollars equal to (i) any cash in lieu of fractional Shares pursuant to Section 4.11 plus (ii) cash dividends or other distributions that such holder has the right to receive pursuant to Section 4.6, in each case, less any applicable withholding as provided in Section 4.10 and without interest thereon.

Section 4.5 Uncertificated Shares. Promptly after the Effective Time, New Holdco shall cause the Exchange Agent to (a) mail to each holder of Uncertificated Shares materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration and (b) deliver (i) New Holdco Ordinary Shares in non-certificated book-entry form representing that number of New Holdco Ordinary Shares that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to Section 4.2 and (ii) a check in an amount of United States dollars equal to (A) any cash in lieu of fractional Shares pursuant to Section 4.11, plus (B) cash dividends or other distributions that such holder has the right to receive pursuant to Section 4.6 below, in each case, less any applicable withholding Taxes as provided in Section 4.10 and without interest thereon.

Section 4.6 Dividends and Distributions with Respect to Unexchanged Shares; Voting.

(a) All New Holdco Ordinary Shares to be issued pursuant to the Merger shall be issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by New Holdco in respect of the New Holdco Ordinary Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all New Holdco Ordinary Shares issued in the Merger. The Exchange Agent shall hold any New Holdco Ordinary Shares in respect of unsurrendered Certificates in trust for the holder of such Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8) has been surrendered for exchange in accordance with this Article IV. No dividends or other distributions in respect of the New Holdco Ordinary Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8) has been surrendered for exchange in accordance with this Article IV. Subject to applicable Law and the provisions of this Article IV, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8), there shall be delivered to the record holder of the certificates representing whole shares of New Holdco Ordinary Shares in exchange therefor, and, after deduction for any applicable withholding Taxes as provided in Section 4.10 and without interest thereon, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time with respect to such New Holdco Ordinary Shares and not theretofore paid and any cash in lieu of fractional Shares pursuant to Section 4.11 and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such New Holdco Ordinary Shares with a record date after the Effective Time, but with a payment date subsequent to such surrender.

(b) Registered holders of unsurrendered Certificates shall be entitled to direct the Exchange Agent how to vote the New Holdco Ordinary Shares represented by such unsurrendered Certificates at any meeting of New Holdco shareholders with a record date at or after the Effective Time the number of whole New Holdco Ordinary Shares represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

Section 4.7 Transfers. From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

Section 4.8 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any New Holdco Ordinary Shares) which has not been transferred to the holders of Shares as of the one year anniversary of the Effective Time shall be delivered to New Holdco or its designee, upon demand. Any holder of Certificates (as applicable) who has not theretofore complied with this Article IV prior to the one year anniversary of the Effective Time shall thereafter look only to New Holdco for delivery of New Holdco Ordinary Shares and payment of any dividends and other distributions in respect thereof, in each case, less any applicable withholding Taxes as provided in Section 4.10 and without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, New Holdco, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 4.9 Transferred Certificates; Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and compliance with the replacement requirements established by the Exchange Agent including, if required by the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by New Holdco as indemnity against any claim with respect to such Certificate that may be made against it, the Exchange Agent or the Surviving Corporation, the Exchange Agent shall deliver to such Person (or its designee) in exchange for such lost, stolen or destroyed Certificate, the New Holdco Ordinary Shares and any dividends and other distributions in respect of the New Holdco Ordinary Shares that would have been delivered pursuant to the provisions of this Article IV had such lost, stolen or destroyed Certificate been surrendered. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the record holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.

Section 4.10 Withholding Rights. Each of New Holdco, Fire US, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration or amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so withheld by New Holdco, Fire US, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (a) shall be remitted to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld under applicable Tax Law from the payment of any consideration otherwise payable to any Person pursuant to this Agreement exceeds the cash consideration otherwise payable to such Person pursuant to this Agreement, each of New Holdco, Fire US, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, is hereby authorized to sell such portion of the New Holdco Ordinary Shares or other non-cash consideration otherwise payable to such Person as is necessary to provide sufficient funds to enable it to comply with such deduction and withholding requirement.

Section 4.11 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of New Holdco Ordinary Shares will be issued and any holder of Shares entitled to receive a fractional share of New Holdco Ordinary Shares but for this Section 4.11 shall be entitled to receive a cash payment in lieu thereof (less any applicable withholding Taxes as provided in Section 4.10), which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of New Holdco Ordinary Shares based on net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of New Holdco Ordinary Shares that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu of the Certificates(s) as provided in Section 4.8) that would otherwise result in the delivery of such fractional shares of New Holdco Ordinary Shares have been received by the Exchange Agent or, in the case of Uncertificated Shares, promptly after the Effective Time.

ARTICLE V

Treatment of Fire Stock Plan Awards

Section 5.1 Treatment of Options. Each option to acquire Shares granted under the Fire Stock Plans (each, a “Fire Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option to acquire Shares and shall be converted, at the Effective Time, into an option to acquire that number of New Holdco Ordinary Shares equal to the number of Shares subject to such Fire Option immediately prior to the Effective Time, at an exercise price per share equal to the per share exercise price applicable to such Fire Option immediately prior to the Effective Time (as converted, a “New Holdco Option”) and, except as required in order to comply with applicable Law, such New Holdco Option will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding Fire Option immediately prior to the Effective Time.

Section 5.2 Treatment of Stock Appreciation Rights. Each stock appreciation right with respect to Shares granted under the Fire Stock Plans (each, a “Fire SAR”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a stock appreciation right with respect to Shares and shall be converted, at the Effective Time, into a stock appreciation right with respect to that number of New Holdco Ordinary Shares equal to the number of Shares subject to such Fire SAR immediately prior to the Effective Time, at an exercise price per share equal to the per share exercise price applicable to such Fire SAR immediately prior to the Effective Time (as converted, a “New Holdco SAR”) and, except as required in order to comply with applicable Law, such New Holdco SAR will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding Fire SAR immediately prior to the Effective Time (including settlement in cash or shares, as applicable).

Section 5.3 Treatment of Restricted Shares. Each restricted Share granted under the Fire Stock Plans (each, a “Fire Restricted Share”), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to be a Share and shall be converted into a restricted New Holdco Ordinary Share (as converted, a “New Holdco Restricted Share”) and, except as required in order to comply with applicable Law, such New Holdco Restricted Share will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding Fire Restricted Share immediately prior to the Effective Time.

Section 5.4 Treatment of Career Restricted Stock Units. Each career restricted stock unit granted under the Fire Stock Plans (each, a “Fire CRSU”) that is outstanding immediately prior to Effective Time shall, as of the Effective Time, cease to represent a career restricted stock unit with respect to Shares and shall be converted into a career restricted stock unit with respect to that number of New Holdco Ordinary Shares equal to the number of Shares subject to the Fire CRSU immediately prior to the Effective Time (as converted, a “New Holdco CRSU”) and, except as required in order to comply with applicable Law, such New Holdco CRSU will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding Fire CRSU immediately prior to the Effective Time.

Section 5.5 Treatment of Restricted Stock Units. Each restricted stock unit granted under the Fire Stock Plans (each, a “Fire RSU”) that is outstanding immediately prior to Effective Time shall, as of the Effective Time, cease to represent a restricted stock unit with respect to Shares and shall be converted into a restricted stock unit with respect to that number of New Holdco Ordinary Shares equal to the number of Shares subject to the Fire RSU immediately prior to the Effective Time (as converted, a “New Holdco RSU”) and, except as required in order to comply with applicable Law, such New Holdco RSU will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding Fire RSU immediately prior to the Effective Time (including settlement in cash or shares, as applicable).

Section 5.6 Corporate Actions. At or prior to the Effective Time, Fire, the board of directors of Fire and the compensation committee of the board of directors of Fire, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 5.1, 5.2, 5.3, 5.4 and 5.5. New Holdco shall reserve for issuance a number of New Holdco Ordinary Shares at least equal to the number of New Holdco Ordinary Shares that will be subject to New Holdco Options, New Holdco SARs, New Holdco Restricted Shares, New Holdco CRSUs and New Holdco RSUs as a result of the actions contemplated by Sections 5.1, 5.2, 5.3, 5.4 and 5.5. Subject to applicable Law, New Holdco shall take all corporate action necessary to assume the Fire Stock Plans and the award agreements thereunder that are applicable to the Fire Options, Fire SARs, Fire Restricted Shares, Fire CRSUs and Fire RSUs.

ARTICLE VI

Condition, Termination and Amendments

Section 6.1 Conditions. The respective obligation of each party to effect the Merger shall be subject to the satisfaction, or, in the case of Section 6.1(b), waiver in whole or in part by Fire, at or prior to the Closing of each of the following conditions:

(a) Fire Shareholder Approval. The Merger Agreement shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a Fire shareholders’ meeting duly called and held for such purpose in accordance with applicable law and the articles of incorporation and regulations of Fire; and

(b) Effectiveness of Star Acquisition. The Star Acquisition shall have become Effective prior to the Effective Time.

Section 6.2 Termination. Subject to Section 7.4, this Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto, whether before or after adoption of this Agreement by the holders of Shares and the sole member of Merger Sub.

Section 6.3 Amendment. Subject to Section 7.4, and subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, if such action has been approved by action of the board of directors (or equivalent governing body) of each the respective parties.

ARTICLE VII

Miscellaneous Provisions

Section 7.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a) “Applicable Share Price” means the closing price of a Share on the NYSE as of the close of regular trading on the last trading day prior to the Closing Date.

(b) “business day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the County of New York or in London, England.

(c) “Companies Act” means the Companies Act 2006, as amended.

(d) “Effective” means that the Star Acquisition shall have become effective in accordance with its terms or, in the event Fire has elected to implement the Star Acquisition by way of a takeover offer as defined in section 974 of the Companies Act, such takeover offer shall have become or been declared unconditional in all respects.

(e) “Fire Stock Plans” means the Fire 1997 Stock Option Plan, the Fire 2002 Stock Option Plan and the Fire 2006 Long-Term Equity Incentive Plan.

(f) “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(g) “Holdco Aggregate Amount” means the sum of the HoldCo Note Amount and the HoldCo Cash Amount.

(h) “Holdco Cash Amount” means the amount of cash on hand at Fire US as of immediately prior to the merger from borrowings under facilities entered into in connection with the transactions contemplated hereby.

(i) “Holdco Note Amount” means the note between Fire US and New Holdco, in an amount to be determined.

(j) “Law” means any federal, state, local or foreign laws or regulations (whether civil, criminal or administrative), common law, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, ordinance, Regulations, judgments, orders, injunctions, decrees, resolutions, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licenses or permits in any applicable jurisdiction (including the United States, the United Kingdom, the European Union or elsewhere), including any rules of any relevant Governmental Entity.

(k) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, or other entity of any kind or nature.

(l) “Press Announcement” means the announcement of the Star Acquisition made in accordance with Rule 2.7 of the U.K. City Code on Takeovers and Mergers.

(m) “Subscription Shares” means a number of New Holdco Ordinary Shares equal to the Holdco Aggregate Amount divided by the Applicable Share Price.

(n) “Tax” means all United States and non-United States taxes of any kind, including, without limitation, federal, state, local, provincial and other taxes and income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, documentary, payroll, sales, employment, unemployment, disability, use, property, withholding, backup withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

(o) “Treasury Shares” means Shares held in treasury by Fire.

Section 7.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Section 7.3 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 7.4 Rights of Star. Unless the transaction contemplated by the Press Announcement has lapsed or has been withdrawn, abandoned or terminated in compliance with applicable Law, without the prior written consent of Star (which shall not be unreasonably withheld, conditioned or delayed):

(b) this Agreement shall not be terminated; and

(c) except for de minimis amendments to Article V or amendments required to add one or more wholly owned subsidiaries within the chain of ownership of the entities referred to in the Recitals to this Agreement, this Agreement may not be amended, modified or supplemented in any manner adverse to the holders of Ordinary Shares of Star.

It is expressly agreed that, unless the transaction contemplated by the Press Announcement has lapsed or has been withdrawn, abandoned or terminated in compliance with applicable Law, Star shall be a third party beneficiary of this Agreement and shall be entitled to enforce the covenants contained in Sections 1.2 and 1.3, this Section 7.4 and the obligations of Fire and its Subsidiaries set forth in such sections to the fullest extent as though Star were a party hereto. In the event that Star attempts to exercise its enforcement rights during the period commencing with the satisfaction of the condition set forth in Section 6.1(b) and ending at the Effective Time, New Holdco agrees that any such efforts shall be directed by one or more executive officers or directors of Star who was or were executive officers or directors of Star as of October 10, 2014, and not by New HoldCo; and New Holdco shall not during such period cause there to be no executive officer or director of Star fitting such description.

Section 7.5 No Third Party Beneficiaries. Except as provided in Sections 7.4 and 7.6, the parties hereto agree that this Agreement is solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

Section 7.6 Indemnification.

(a) New Holdco and Fire US, respectively, agree that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of Fire or any of its subsidiaries provided for in their respective organizational documents or in any agreement to which Fire or any of its subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, New Holdco and Fire US, respectively, shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the organizational documents of Fire and its subsidiaries or in any agreement to which Fire or any of its subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Fire or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.6(a) in respect thereof shall continue until disposition thereof.

(b) At and after the Effective Time, New HoldCo, Fire US and Fire shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Fire or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Fire or any of its subsidiaries (each, together with his or her respective heirs and representatives, a “Fire Indemnified Party” and, collectively, the “Fire Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Fire Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Fire or any of its subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Fire or any of its subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(c) For a period of six years from the Effective Time, New Holdco and Fire US, respectively, shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time maintained by Fire and its subsidiaries with respect to matters arising on or before the Effective Time (provided that New Holdco and Fire US may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which Fire may purchase at its option prior to the Effective Time, and, in such case, New Holdco and Fire, respectively, shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by Fire) under Fire’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Fire’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Fire’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of Fire’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d) The rights of each Fire Indemnified Party under this Clause 7.6 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the organizational documents of Fire or any of its subsidiaries, as applicable, any agreement, any insurance policy, Ohio law (or any other applicable Law) or otherwise. The provisions of this Clause 7.6 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Fire Indemnified Party without the written consent of such affected Fire Indemnified Party (it being expressly agreed that the Fire Indemnified Parties shall be third party beneficiaries of this Clause 7.6 and shall be entitled to enforce the covenants contained in this Clause 7.6). New Holdco and Fire US shall be jointly and severally responsible for paying all reasonable expenses, including attorneys’ fees, that may be incurred by any Fire Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.6.

(e) In the event any of New Holdco, Fire US or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of New Holdco and/or Fire US, as the case may be, assume the obligations set forth in this Clause 7.6.

Section 7.7 Governing Law.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF OHIO WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Any suit, claim, action, hearing, charge, or other procedure of any nature (an “Action”) involving the parties hereto, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the state courts of the State of Ohio; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought solely and exclusively in the Federal courts of the United States located in the Northern District of Ohio, or any direct appellate court therefrom. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect in any Action between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objections which it may now or hereafter have to the laying of venue of any Action between the parties arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 7.3(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Nothing in this Agreement will affect the right of any party to this Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(c).

Section 7.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that if the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 7.7, this being in addition to any other remedy to which such party is entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

SOLAR NEW HOLDCO LIMITED

By:
Name:
Title:

STERIS CORPORATION

By:
Name:
Title:

SOLAR HOLDING CO.

By:
Name:
Title:

SOLAR PARENT CO.

By:
Name:
Title:

SOLAR U.S. MERGER SUB

By:
Name:
Title:

[Signature Page—Agreement and Plan of Merger]